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                                                                   EXHIBIT 99.16

                                 PROMISSORY NOTE
                                 ---------------
$15,207,000.00                                            Fort Edward, New York

         FOR VALUE RECEIVED, the undersigned, Decora Industries, Inc., a Delaware Corporation, promises to pay to the order of Decora, Incorporated (dba Decora Manufacturing), a Delaware corporation, at 1 Mill Street, Fort Edward, NY 12828, or at such other place as the holder of this Note may from time to time designate, the principal sum of Fifteen Million Two Hundred Seven Thousand Dollars ($15,207,000), without interest except upon default as provided below. Principal shall be payable on demand; however, such demand may not be made prior to September 30, 2002 and can only be made if the borrower has sufficient unsecured free cash balances to repay 100% of the balance of the Note.

         The undersigned agrees that time is of the essence and that in the event any payment of principal due under this Note is not made when due, the outstanding principal balance hereof shall immediately bear interest at the rate of the Lesser of (i) ten percent (10%), per annum, or (ii) the maximum lawful rate permitted by the laws of the State of New York, from the date of such default until such time as all such payments have been made in full by the undersigned. Any payments made hereunder may be applied to interest or principal due hereunder all in such order and in such proportions as the holder hereof may, in its sole and absolute discretion, determine.

         If this Note is not paid when due, whether at maturity or by acceleration, the undersigned promises to pay all costs of collection including, but not limited to, reasonable attorneys' fees and court costs incurred by the order hereof on account of such collection, whether or not suit is filed hereon.

         The undersigned may, at any time and from time to time, without penalty, make prepayments which will be applied to the final payment of principal under this Note.

         Presentment, demand and protest, and notices of protest, dishonor, and non-payment of this Note and all notices of every kind, are hereby waived.

         No single or partial exercise of any power hereunder shall preclude the other or further exercise thereof or the exercise of any other power. No delay or omission o n the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.


                                      Decora Industries, Inc.


                                      By:_______________________________
                                      Its:_______________________________